Filed Pursuant to Rule 424(b)(5)

Registration No. 333-219132

AMENDMENT NO. 1 DATED MARCH 13, 2020

To Prospectus Supplement Dated March 15, 2019

(To Prospectus Dated July 13, 2017)

$50,000,000

Common Stock

This Amendment No. 1 to Prospectus Supplement, or this Amendment, amends our prospectus supplement dated March 15, 2019, or the Prospectus Supplement, and the prospectus dated July 13, 2017, or the Prospectus. This Amendment should be read in conjunction with the Prospectus Supplement and Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectus Supplement or Prospectus. This Amendment is not complete without, and may only be delivered or utilized in connection with, the Prospectus Supplement, the Prospectus, and any future amendments or supplements thereto.

We previously entered into a certain sales agreement, or the Sales Agreement, with Cowen and Company, LLC, or Cowen, acting as sales agent, having an aggregate offering price of up to $50,000,000. As of March 12, 2020, we have sold 9,442,376 shares of our common stock for gross proceeds of $11.9 million under the Sales Agreement pursuant to the Prospectus, which leaves $38.1 million of common stock available under the Sales Agreement.

Our common stock is traded on the Nasdaq Global Market under the symbol “CLSD.”

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” on page 7 of the Prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus supplement and the Prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT AND ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Cowen

The date of this prospectus supplement is March 13, 2020.